Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 26, 2009, with respect to the consolidated financial statements (which report expressed an unqualified opinion and contains an explanatory paragraph relating to the adoption of Financial Accounting Standards Board (FASB) Interpretation No. 48) and internal control over financial reporting (which report expressed an adverse opinion) included in the Annual Report of Force Protection, Inc. on Form 10-K for the year ended December 31, 2008, which is incorporated by reference in this Registration Statement.  We consent to the incorporation by reference in the Registration Statement of the aforementioned reports.

/s/ Grant Thornton LLP

Columbia, South Carolina
November 4, 2009